Exhibit 10.06

OFFER LETTER

Monday, March 27, 2006

The following is the offer to Marco Pescara for the position of Senior Vice President, Direct Marketing & Advertising. The position reports directly to President/CEO of Lumber Liquidators. The main functions of the job include, but are not limited to:

1.	Build an incremental direct-to-customer sales channel through phone, mail, and commerce—driven by an integrated marketing plan involving catalog circulation, online advertising, direct mail, and traditional media.

2.	Create and execute an e-commerce strategy with the objectives of increasing web sales, driving traffic to physical stores, and supporting the overall brand.

3.	Execute a database marketing strategy that fuels growth through retention and reactivation of existing customers.

4.	Evaluate and develop a sustainable direct mail and catalog operation that is integrated into the company’s overall marketing strategy.

5.	Measure the effectiveness of all advertising through the development of critical evaluative metrics.

6.	Work with Tom Sullivan to understand the overall brand position and marketing strategy, and create a written one-year and three-year plan that harnesses his vision and direction through an integrated, multi-channel media plan.

7.	Create and manage a Direct Marketing team to execute day-to-day functions associated with marketing, merchandising, advertising, catalog, direct mail, database management, web maintenance, and the operations of the channel.

8.	Work with Information Technology to establish an infrastructure to support the Direct channel.

9.	Manage all aspects of the Direct channel, and take on supervision of overall company advertising personnel. The objective would be to gain the confidence of Tom Sullivan and the organization to assume the role of Chief Marketing Officer in the future.

Compensation package

•	$225,000 base salary

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0.25% monthly commission on existing and future e-commerce sales. This will be evaluated yearly beginning 12/31/2007. The purpose of the review will not be to eliminate the incentive, but to ensure that the incentive is reasonable for future sales in the event that the sales grow to a point that the commission is too high.

•	50% yearly bonus split 50/50 based on the following:

•	25% on company performance (prorated first year based on start date).

•	25% on mutually agreed upon position goals and accomplishments done by 12/31/06 (not prorated).

•	$300,000 stock options

•	Options vest over three years

•	In the case of a Sale Event, 100% of the options that are not vested shall become vested as of the effective time of the Sale Event.

•	Under completion of the Company’s Initial Public Offering, the date of exercisability or vesting of all the options that are not then exercisable shall be accelerated by one (1) year.

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In the event of a reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change in Common Stock that lowers the value of the Company shall be deemed a liquidity event and thus accelerate vesting as if it is a Sale Event to 100% of the options that are not vested. The option holder will then be included in any cash distribution in the same manner as a stockholder.

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The provisions stated above in regards to options supercede any other agreement in regards to these specific provisions, including but not limited to the 2004 Stock Option & Grant Plan, the Incentive Stock Option Agreement, and the Stockholders Agreement and will be included in the final version of the employee’s Incentive Stock Option Agreement.

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Other provisions in regards to the finalization of the Stock Option agreement will follow in principal the attached Incentive Stock Option Agreement unless mutually agreed by the Company and the employee.

•	Moving expenses include:

•	closing/realtor costs,

•	temporary housing costs until purchase of new home,

•	packing, loading, transportation, unloading, and unpacking of household contents,

•	loan fees (not including points),

•	two flights for spouse to find housing,

•	one visit for family,

•	up to four flights back to Ohio during transition.

•	100% company paid health/dental insurance (family plan)

•	Matching 401K

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Two weeks vacation first year available immediately, with as-needed flexibility approved by Tom Sullivan—especially during the Holiday Season. In addition, will absolutely need a week in early August for wife/son family birthday events, and also Memorial Day weekend for son’s soccer tournament (Friday through Monday).

•	Future vacation of three weeks or higher per year, in line with guidelines of other senior managers.

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One year severance (base salary, projected commissions, bonus) paid in lump sum, if not for cause (as defined in Incentive Option agreement and reiterated below). This provision survives sale of company. If termination occurs within 24 months, severance is for 18 months with terms as described above.

•	Yearly Performance and Salary Review

•	Start date of employment will be April 20, 2006.

/s/ Marco Pescara	3/28/06
Marco Pescara	Date

/s/ Tom Sullivan	3/28/06
Tom Sullivan, Lumber Liquidators	Date

“Cause” shall mean an act that results in dismissal as a result of (i) the commission of any act by the employee constituting financial dishonesty against the Company (which act would be chargeable as a crime under applicable law); (ii) the employee engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would: (A) materially adversely affect the business or the reputation of the Company with its current or prospective customers, suppliers, lenders and/or other third parties with whom it does or might do business; or (B) expose the Company to a risk of civil or criminal legal damages, liabilities or penalties, (iii) the repeated failure by the employee to follow the directives of the Company’s policies, or willful and deliberate non-performance of duty in connection with the business affairs of the Company.